Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BioRestorative Therapies, Inc. (the “Company”) on Amendment No. 4 to the Form S-1 (File No. 333-204672) of our report dated March 31, 2015 (except for Note 1A, as to which the date is September 23, 2015), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 5, 2015